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                          AGREEMENT FOR TERMINATION BENEFITS
                    IN THE EVENT OF A CHANGE IN CORPORATE CONTROL

                   [For Selected Key Executives and Store Managers]

    THIS AGREEMENT, made this ____ day of _________________, 19__, by and between _____________________ (the "Executive") and LONGS DRUG STORES CALIFORNIA, INC., a California corporation (the "Corporation").

                                 W I T N E S S E T H:

    WHEREAS, the Executive is ________________________ of the Corporation;

    WHEREAS, the Corporation considers it essential to the best interests of its shareholders to take steps to retain key personnel such as the Executive and recognizes particularly that uncertainty might arise among personnel in the context of any possible or actual Change in Control, as hereinafter defined, which could result in the departure or distraction of key personnel to the detriment of the Corporation and its shareholders; and

    WHEREAS, the Corporation has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key personnel of the Corporation including the Executive to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible or actual Change in Control.

    NOW, THEREFORE, in consideration of the covenants, terms, and conditions contained herein, the Corporation and the Executive agree:

    I.   DEFINITIONS.

         A. "Administrative Committee," as used in this Agreement, shall mean the Board of Directors of Longs Drug Stores Corporation ("Parent Corporation") or a committee appointed by such Board of Directors to administer this Agreement.

         B. "Change in Control," as used herein, shall mean (i) any change in the ownership or effective control of the Parent Corporation or the Corporation, or (ii) any change in the ownership of a substantial portion of the assets of the Parent Corporation or the Corporation; all within the meaning of Section 280G of the Code, as hereinafter defined, or any successor provision thereto, regulations (including temporary and proposed regulations) promulgated thereunder, and judicial interpretations of Section 280G and the regulations.

         C. "Code," as defined herein, shall mean the Internal Revenue Code of 1986, as amended to date.


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         D.   "Involuntary Severance of Employment," as defined herein, shall mean the termination of the Executive's employment with the Corporation (i) by discharge by the Corporation on or within two (2) years after the date of a Change in Control or (ii) the resignation of the Executive on or within two (2) years after the date of a Change of Control, provided that such resignation was preceded by a material and detrimental alteration in the Executive's position, responsibilities, compensation or benefits from those in effect immediately prior to the Change in Control. Despite the foregoing, neither of the following will constitute an Involuntary Severance of Employment:

              1. The termination of the Executive's employment by reason of death.

              2. The discharge of the Executive by the Corporation for gross and willful misconduct relating to the performance by the Executive of the Executive's duties at the Corporation, provided that if there is at least one Change in Control before such discharge, such misconduct occurs or is discovered at any time after the date of the last Change in Control before such discharge.

    II.  ADMINISTRATION.

    The Administrative Committee shall administer this Agreement and shall have the power and the duty to make all determinations necessary for the implementation of this Agreement, including by way of example and not as a limitation, the occurrence of a Change in Control and the date of such change. Any such determination (i) shall be made on the basis of all information known to the persons making the determination, after reasonable inquiry, (ii) may be made prospectively and subject to one or more contingent events, and (iii) will be binding on the Corporation but not the Executive. Any disagreement between the Corporation and the Executive concerning any such determination or the administration, implementation or interpretation of this Agreement shall be subject to the claims procedure as provided for in Article VIII.

    III. OBLIGATIONS OF THE CORPORATION.

         A. Within fifteen (15) days after an Involuntary Severance of Employment or at such earlier time as may be required by law, the Corporation shall pay to the Executive:

              1. The full amount of any earned but unpaid base salary through the date of the Involuntary Severance of Employment, plus a cash payment for all unused vacation time which the Executive has accrued as of the Involuntary Involuntary Severance of Employment.

              2. If and only if the Corporation has made a final and good faith determination prior to the Involuntary Severance of Employment as to the amount, if any, of Executive's bonus for any quarter prior to the quarter during which the Involuntary Severance of Employment occurs (the "Severance Quarter") but such bonus has not been paid prior to the Involuntary Severance of Employment, a bonus equal to the amount, if any, so determined.


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              3.   If and only if the Corporation has not made a final and good faith determination prior to the Involuntary Severance of Employment as to Executive's bonus, if any, for any quarter prior to the Severance Quarter, a bonus equal to the bonus, if any, that the Executive would have received in the absence of an Involuntary Severance of Employment, as determined by the Corporation in good faith.

         B. Within thirty (30) days after an Involuntary Severance of Employment, the Corporation shall pay to the Executive an amount equal to three
(3) times the average annual compensation (annualized for short or incomplete years) earned by the Executive from the Corporation which was includible in the Executive's gross income for federal income tax purposes during the five-taxable-year period (or period of actual service, if less than five years) immediately preceding the taxable year of the Change in Control, less one dollar. The Executive shall be eligible to make contributions to the Corporation's Section 401(k) plan from amounts payable to the Executive under
Article III.A and this paragraph.

         C. Within forty-five (45) days after the end of the Severance Quarter, the Corporation shall pay to the Executive a bonus for the Severance Quarter in an amount equal to the bonus, if any, that the Executive would have received in the absence of an Involuntary Severance of Employment, as determined by the Corporation in good faith. Such bonus shall be prorated for the portion of the Severance Quarter prior to the Involuntary Severance of Employment.

         D. Within thirty (30) days after an Involuntary Severance of Employment, the Corporation shall establish an irrevocable trust and contribute to it an amount equal to the Executive's deferred compensation account under the Deferred Compensation Plan of 1995 and/or under other similar or successor plans of the Corporation (the "Plan"). The trust shall conform to the model "rabbi trust" agreement provided by the Internal Revenue Service in Revenue Procedure 92-64, as revised from time to time, and shall be structured as an unfunded arrangement. The trustee of the trust shall be Boston Safe Deposit and Trust Company, or its successor in interest, or if Boston Safe Deposit and Trust Company is unable or unwilling to serve for any reason, such other financial institution selected mutually by the Corporation and the Executive.

         E. In the event of the Executive's death after an Involuntary Severance of Employment and prior to payment to the Executive of amounts due under this Agreement, such payment shall be made to the Executive's surviving spouse, issue by right of representation, or estate, in that order.

         F. The Corporation shall deduct from any payments to Executive under this Agreement amounts that the Corporation is required to withhold and pay either to government agencies on behalf of the Executive or under court order to any person.

    IV.  TERMINATION.

    This Agreement shall terminate and be of no further force or effect upon the discharge or resignation of the Executive for any reason at any time prior to the date of a Change in Control.


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    V.   TERM OF AGREEMENT.

         A. This Agreement shall expire at the end of three (3) years from the date hereof; provided, however, that at each annual anniversary date of this Agreement, the expiration date of the Agreement shall automatically be extended for one (1) additional year unless, in the thirty (30) day period immediately preceding any anniversary date hereof, either the Corporation or the Executive, by written notice to the other, rejects the automatic extension of such expiration date.

         B. Notwithstanding the expiration provisions set out in Article V.A, this Agreement shall not expire for a period of two (2) years after the date of any Change in Control which occurs before this Agreement terminates or expires, and if an Involuntary Severance of Employment occurs before this Agreement terminates or expires, this Agreement will not expire until the Corporation has complied in all respects with Article III.

    VI.  BINDING EFFECT

    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Corporation.

    VII. NON-ASSIGNMENT BY THE EXECUTIVE.

    The Executive shall not assign, hypothecate, or transfer any of the rights herein to any person. Any attempt to assign, hypothecate or transfer the rights hereunder shall immediately terminate all of the Executive's rights under this Agreement.

    VIII. CLAIMS PROCEDURE.

         A. In the event of a disagreement between the Corporation and the Executive on any matter arising under this Agreement, the Executive, in claiming a benefit or requesting an interpretation or ruling under this Agreement, shall present the claim or request in writing to the Administrative Committee, which shall respond in writing as soon as practicable.

         B. If a claim or request is denied, the Administrative Committee shall prepare and deliver to the Executive a written notice of denial which shall state (1) the reason for denial, with specific reference to the provisions of this Agreement on which denial is based; (ii) a description of any additional material or information required to prevail with the claim or request and an explanation of why it is necessary; and (iii) an explanation of the Agreement's claim review procedure.

         C. If a claim or request is denied or the Executive has not received a response within thirty (30) days, the Executive may request a review by notice given in writing to the Administrative Committee. Such request must be made within sixty (60) days after receipt by the Executive of the written notice of denial, or in the event the Executive has not received a response, within ninety
(90) days after receipt by the Administrative Committee of the Executive's claim or request. The claim or request shall be reviewed by the Administrative Committee which may, but


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shall not be required to, grant the Executive a hearing.  On review, the
Executive may have representation, examine pertinent documents, and submit issues and comments in writing.

         D. The decision on review shall normally be made within thirty (30) days after the Administrative Committee's receipt of the Executive's request for a review. If an extension of time is required for a hearing or other special circumstances, the Executive shall be notified and the time limit shall be sixty
(60) days. The decision shall be in writing and shall state the reasons and the relevant provisions of the Agreement. Unless the Executive elects to pursue judicial review of the Administrative Committee's decision, all decisions on review shall be final and bind all parties concerned.

    IX.  ATTORNEYS' FEES.

    In the event that any suit, action or proceeding (including any appeal therefrom, but excluding any and all proceedings before the Administrative Committee) is brought by the Executive to review any decision of the Administrative Committee pertaining to this Agreement or to enforce any right hereunder, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and other reasonable costs incurred in connection therewith. During the pendency of any such suit, action or proceeding, the Corporation shall promptly pay all reasonable attorneys' fees and reasonable costs incurred by the Executive with respect to such suit, action or proceeding, subject to the Executive's obligation hereunder to repay all such sums (as well as the Corporation's reasonable attorneys' fees and reasonable costs) if the court finds that the Corporation is the prevailing party in such suit, action or proceeding.

    X.   PARTIAL INVALIDITY.

    Invalidity of any part or provision of this Agreement shall not affect the enforceability of any other part or provision of this Agreement.

    XI.  NO RIGHT TO CONTINUED EMPLOYMENT.

    Nothing herein shall confer, nor shall it be construed to confer, on the Executive any right to, guarantee of, or contract for a continued employment by the Corporation, or in any way limit the right of the Corporation to terminate the employment of the Executive.

    XII. GOVERNING LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts executed and performed entirely in California.

    XIII. NOTICES.

    Any notices given hereunder must be in writing and may be delivered in person or by certified or registered mail, return receipt requested, postage prepaid. Notices to Corporation should be delivered to Longs Drug Stores California, Inc., 141 North Civic Drive, Walnut Creek,


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CA 94596, Attn: Corporate Secretary, or to such other address as Corporation from time to time furnishes to the Executive in a notice. Notices to Executive should be delivered to the address shown beneath Executive's signature below, or to such other address as the Executive from time to time furnishes to the Corporation in a notice.

    XIV. ENTIRE AGREEMENT.

    This Agreement sets forth the entire agreement between the parties hereto. This Agreement fully supersedes any and all prior agreements or understandings pertaining to similar benefits.

    XV.  AMENDMENTS.

    This Agreement may not be modified except by a writing signed by both parties. No such writing will be binding on the Corporation unless it is signed
(a) by the signatories of this Agreement, (b) by (i) the CEO, President, or any Vice-President of the Corporation and (ii) the Secretary or any Assistant Secretary of the Corporation, or (c) by another person or persons whose authority is affirmed by (i) the CEO, President, or any Vice-President of the Corporation and (ii) the Secretary or any Assistant Secretary of the Corporation.

    IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.


EXECUTIVE                              LONGS DRUG STORES CALIFORNIA, INC.


                                       By:
-----------------------------------        --------------------------------
         (signature)                             R. M. Long
                                            Chief Executive Officer
                                            (One of Two Required and
                                            Authorized Signatures)

-----------------------------------
Street Address


-----------------------------------
City, State and Zip Code               And By:
                                               -------------------------------
                                                 O.D. Jones
                                                 Secretary


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